AQUA AMERICA, INC.
2009 OMNIBUS EQUITY COMPENSATION PLAN

RESTRICTED STOCK GRANT AGREEMENT

Date of Grant: January 31, 2010

This Restricted Stock Grant Agreement evidences the grant made by Aqua America, Inc., a Pennsylvania corporation (the “Corporation”), to Nicholas DeBenedictis, a key employee of the Corporation or one of its subsidiaries (the “Grantee”), under the terms and provisions of the Aqua America, Inc. 2009 Omnibus Equity Compensation Plan (the “Plan”).

WHEREAS, the Executive Committee of the Board of Directors of the Corporation (the “Board”) adopted the Plan, effective as of May 8, 2009, subject to the approval of the shareholders of the Corporation;

WHEREAS, the Plan was approved and ratified at the Corporation’s 2009 Annual Meeting of the Shareholders by the vote of the holders of a majority of the Corporation’s common stock (the “Common Stock”) entitled to vote thereon;

WHEREAS, pursuant to the Plan, the Board has empowered its Executive Compensation Committee (the “Committee”) to grant shares of Common Stock subject to certain restrictions (the “Restricted Stock”) to eligible persons in accordance with the terms and provisions of the Plan; and

WHEREAS, the Committee has determined that the Grantee is an eligible person as contemplated by the Plan and has determined that it would be in the best interests of the Corporation to grant to the Grantee as of the date of grant specified above (the “Date of Grant”) shares of Restricted Stock;

WHEREAS, the Corporation and the Grantee have entered into an Employment Agreement dated January 31, 2010 (the “Employment Agreement”), which provides for this grant of Restricted Stock.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Restricted Stock Grant.

Subject to the terms and conditions hereinafter set forth, the Corporation, with the approval and at the direction of the Committee, hereby grants to the Grantee 57,000 shares of Common Stock (the “Granted Shares”). Subject to the Grantee’s signifying acceptance of this grant (in the manner indicated in Section 2 below), the Corporation shall cause a certificate or certificates representing the Granted Shares to be issued to Grantee (the “Initial Share Certificates”), which shall be registered in the name of the Grantee, and which shall bear the following restrictive legend, in addition to such other legends as the Corporation may deem necessary or desirable:

The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Aqua America, Inc. 2009 Omnibus Equity Compensation Plan and an Agreement entered into between the registered owner and Aqua America, Inc. Copies of such Plan and Agreement are on file at the offices of Aqua America, Inc., 762 W. Lancaster Avenue, Bryn Mawr, Pennsylvania 19010.

2. Acceptance by Grantee; Escrow Agent.

The Grantee shall signify acceptance of the Granted Shares by delivering to the Secretary of the Corporation, as escrow agent for the Corporation (the “Escrow Agent”): (i) an executed copy of this Agreement and (ii) the number of forms of stock power designated by the Secretary of the Corporation, each signed in blank for completion by the Escrow Agent at the time of any subsequent transfer of any or all of the Granted Shares pursuant to this Agreement. The signature of the Grantee on each such stock power shall be guaranteed in a manner acceptable to the Corporation’s transfer agent. Upon receipt from the Grantee of the foregoing items, the Escrow Agent shall notify the proper officers of the Corporation and such officers promptly shall deposit the Initial Share Certificates with the Escrow Agent, to be held in accordance with the terms of this Agreement.

3. Restrictions.

(a) Restriction Period. The restrictions on the sale, encumbrance and transfer of the Granted Shares, or portions of the Granted Shares, as applicable, as described in Section 3(c) below shall lapse on specified dates (each, a “Vesting Date”) based on achievement of the performance goals set forth on the attached Exhibit A (the “Performance Goals”) and continued service with the Company and its subsidiaries, as follows:

(1) If the Performance Goals are met for calendar year 2010, the restrictions on one-third (1/3) of the Granted Shares shall lapse on the 2011 Certification Date (as defined below), and the restrictions on one-third (1/3) of the Granted Shares shall lapse on each of January 31, 2012 and January 31, 2013, respectively, subject to the Grantee’s continued employment with the Corporation and its subsidiaries through the applicable Vesting Date.

(2) If the Performance Goals are not met for calendar year 2010 but are met for calendar year 2011, the restrictions on one-half (1/2) of the Granted Shares shall lapse on the 2012 Certification Date and the restrictions on the remaining one-half (1/2) of the Granted Shares shall lapse on January 31, 2013, subject to continued employment through the applicable Vesting Date.

(3) If the Performance Goals are not met for calendar year 2010 and calendar year 2011 but are met for calendar year 2012, the restrictions on all of the Granted Shares shall lapse on the 2013 Certification Date, subject to continued employment through January 31, 2013.

(4) The Committee shall certify attainment of the Performance Goals (or determine that the Performance Goals have not been attained, if applicable) within 60 days after the end of the calendar year to which the Performance Goals apply, and the date of such certification is referred to as the “Certification Date” (identified by the year in which the Certification Date occurs). The calendar years 2010, 2011 and 2012 are referred to collectively as the “Performance Period.” The period during which any portion of the Granted Shares remains subject to the restrictions of Section 3(c) hereof is referred to in this Agreement and in the Plan as the “Restriction Period” for such portion of the Granted Shares. When calculating the number of Granted Shares for which the restrictions lapse, any fractional shares shall be rounded to the nearest whole share (but not exceeding 100% of the Granted Shares).

(b) Forfeiture of Granted Shares.

(1) Except as provided in Section 3(d)(1) or 3(d)(2), or as otherwise determined by the Committee pursuant to Section 3(d)(4), upon the termination of the Grantee’s employment with the Corporation or any of its subsidiaries during the Restriction Period, the Grantee shall forfeit all of the Granted Shares as to which the restrictions under Section 3(c) hereof have not, on or before the effective date of such termination, lapsed pursuant to this Section 3. For purposes of this Agreement, the effective date of termination of the Grantee’s employment shall be the first day on which the Grantee is no longer a regular full-time employee of the Corporation or any of its subsidiaries. Upon any forfeiture date, the Grantee hereby authorizes the Escrow Agent to immediately transfer all such forfeited shares to the Corporation.

(2) If the Grantee’s employment terminates as described in Section 3(d)(1) and the restrictions on the Granted Shares do not lapse at the date of termination because the Performance Goals have not been met, the Granted Shares shall remain outstanding until the restrictions lapse as described in Section 3(d)(1) or 3(d)(2), as applicable or, if they do not lapse pursuant to Section 3(d)(1) or 3(d)(2), until the 2013 Certification Date. If the Corporation fails to meet the Performance Goals for all of the calendar years in the Performance Period, then the Grantee shall forfeit any outstanding Granted Shares for which the restrictions have not previously lapsed on the 2013 Certification Date.

(c) Restrictions on Transfer; Shares Subject to Forfeiture. At no time during the Restriction Period shall the Grantee sell, assign, transfer, pledge or otherwise dispose of any portion of the Granted Shares as to which the restrictions under this Section 3 have not lapsed, except to a successor as described in the Plan. Any attempt to assign, transfer, pledge or dispose of the Granted Shares contrary to the provisions hereof, and the levy or any execution, attachment or similar process upon the Granted Shares, shall be null and void and without effect.

(d)	Lapse of Restrictions.

(1) Notwithstanding the foregoing, if the Corporation terminates the Grantee’s employment without Cause (as defined in the Employment Agreement) or the Grantee terminates employment for Good Reason (as defined in the Employment Agreement), all restrictions on outstanding Granted Shares (i) shall lapse immediately if the Performance Goals have been met for a preceding calendar year in the Performance Period or, if not, (ii) shall lapse at the Certification Date for the first year in the Performance Period for which the Performance Goals are met.

(2) Notwithstanding the foregoing, upon (i) the death of the Grantee, (ii) the termination of employment of the Grantee due to Disability (as defined in the Employment Agreement), or (iii) a Change of Control of the Corporation (as defined in the Plan), all restrictions on outstanding Granted Shares that have not, prior to such date, been forfeited shall immediately lapse.

(3) Except with respect to any of the Granted Shares that are forfeited by the Grantee pursuant to Section 3(b) hereof, upon the expiration of the applicable Restriction Period, and satisfaction of the requirements, under Section 3(a) hereof, all restrictions imposed under Section 3(c) of this Agreement shall lapse with respect to the Granted Shares, or the portion of the Granted Shares to which the applicable Restriction Period relates.

(4) Notwithstanding any other provision hereof, the Committee may, as it deems equitable in its sole discretion, accelerate the date on which the restrictions of Section 3(c) hereof shall lapse with respect to any of the Granted Shares which have not previously been forfeited by the Grantee.

(e) Delivery of Unrestricted Share Certificates. Promptly after the date on which restrictions lapse with respect to the Granted Shares, the Escrow Agent shall (1) cancel the certificate representing such Granted Shares then held by the Escrow Agent in the Grantee’s name, and (2) issue and deliver to the Grantee a share certificate in the Grantee’s name, which does not bear the restrictive legend recited in Section 1 hereof, but which may bear any other restrictive legend that the Corporation may then deem necessary or desirable, for the number of Granted Shares.

(f) Non-assignability of Rights. No rights of the Grantee under any of Sections 1 through 3 of this Agreement may be assigned or transferred by the Grantee, except, in the event of the death of the Grantee, by will or by the laws of descent or distribution. Any attempt to assign, transfer, pledge or dispose of any Granted Shares which are then subject to the restrictions of Section 3(c) hereof or any rights of the Grantee hereunder shall be contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon such Granted Shares, shall be null and void and without effect.

4. Voting of Shares; Dividends.

Effective as of the date on which the Grantee signifies acceptance of the Granted Shares, as described in Section 2 hereof, the Grantee (and in the event of the Grantee’s death, his heirs or successors) shall be entitled to vote all of the Granted Shares and to receive any dividends payable to stockholders of record on and after the date of such acceptance; provided, however that neither the Grantee nor any successors shall have any dividend or voting rights or any other rights whatsoever with respect to any Granted Shares which are forfeited pursuant to Section 3(b), on and after the date of forfeiture. Any dividends payable in shares or other property (other than cash) shall be subject to the same restrictions as the Granted Shares on which such dividends were paid.

5. Adjustment of and Changes in Common Stock of the Corporation.

In the event of a reorganization, recapitalization, change of shares, stock split, spin-off, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Corporation, the Committee shall make such adjustment as it deems appropriate in the number and kind of shares that constitute the Granted Shares.

6. No Rights of Shareholders.

Except as provided in Section 4 of the Agreement, neither the Grantee nor any personal representative shall be, or have any of the rights and privileges of, a shareholder of the Corporation with respect to all or any portion of the Granted Shares as to which the restrictions under the Agreement have not lapsed prior to the date the restrictions lapse with respect to such Granted Shares under Section 3 of the Agreement.

7. Non-Transferability of Grants.

During the Grantee’s lifetime, only the Grantee or any guardian or legal representative of the Grantee, may exercise rights with respect to the Granted Shares. Such persons may not transfer those rights except by will or the laws of descent and distribution or, if permitted under Rule 16b-3 of the Exchange Act and if permitted in any specific case by the Committee in their sole discretion, pursuant to a qualified domestic relations order as defined under the Code or Title I of ERISA or the rules thereunder. The Granted Shares shall not be subject to attachment, execution or other similar process. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate or otherwise dispose of the Granted Shares or of any right hereunder, except as provided for herein, or in the event of the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Corporation may terminate the Granted Shares by notice to the Grantee and the Escrow Agent is authorized to immediately utilize the stock powers delivered by the Grantee pursuant to Section 2 hereof and to transfer all such forfeited shares to the Corporation.

8. Employment Not Affected.

Neither the grant of the Granted Shares nor the lapse of the restrictions thereon shall be construed as granting to the Grantee any right with respect to continuance of employment by the Corporation or any of its subsidiaries. Except as may otherwise be limited by a written agreement between the Corporation or any subsidiary and the Grantee, the right of the Corporation or any parent or subsidiary to terminate at will the Grantee’s employment with it at any time (whether by dismissal, discharge, or otherwise) is specifically reserved and such right is acknowledged by the Grantee.

9. Withholding of Tax.

Whenever shares of Common Stock are to be delivered to the Grantee or such other authorized person, the Corporation shall be entitled to require as a condition of such delivery that the Grantee or such other person remit to the Grantee’s employer or, in appropriate cases, agree to remit to such employer when due, an amount sufficient to satisfy all federal, state and local withholding tax requirements relating thereto. The Committee may permit the Grantee to elect to satisfy the Corporation’s tax withholding obligation with respect to the Granted Shares by having shares withheld up to an amount that does not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

10. Amendment of Grant.

The Restricted Stock Grant may be amended by the Committee at any time (i) if it determines, in its sole discretion, that amendment is necessary or advisable in the light of any addition to or change in the Internal Revenue Code or regulations issued thereunder, or any federal or state securities law or other law or regulation, which change occurs after the Restricted Stock Grant and by its terms retroactively applies to such Grant and (ii) with the consent of the Grantee. Any such amendment shall be in writing and signed by the Corporation and the Grantee.

11. Notice.

Any notice to the Corporation provided for in this instrument shall be addressed to it in care of its Secretary, and any notice to the Grantee shall be addressed to the Grantee at the current address shown on the payroll of the Corporation or any subsidiary. Except as otherwise provided herein, any notice shall be deemed to be duly given if and when (i) hand delivered, (ii) properly addressed and posted by registered or certified mail, postage prepaid or (iii) sent by a recognized express courier service.

12. Incorporation of Plan by Reference.

This Restricted Stock Grant is made pursuant to the terms of the Plan. The terms of the Plan as in effect on the date hereof and as the Plan may be amended from time to time are incorporated herein by reference, and the Agreement shall in all respects be interpreted in accordance therewith. The Committee shall interpret and construe the Restricted Stock Grant, and its decision shall be conclusive and binding upon any questions arising hereunder.

13. Governing Law.

The validity, construction, interpretation and effect of this instrument shall exclusively be governed by and determined in accordance with the law of the Commonwealth of Pennsylvania.

14. Non-compete and Non-Solicitation Agreement.

(a) In consideration for the Restricted Stock Grant made to Grantee under the terms of this Agreement, Grantee agrees that during the term of Grantee’s employment with the Corporation or one or more of its direct or indirect subsidiaries (“Employer”) and for a twelve (12) month period beginning on the date that Grantee’s employment with Employer ceases for any reason (the “Termination Date”), Grantee shall not directly or indirectly, (i) accept employment with, (ii) own, manage, operate, join, control, solicit, finance, or participate in the ownership, management, operation, acquisition, control or financing of, (iii) be connected as a partner, principal, agent, representative, consultant or otherwise with, or (iv) use or permit Grantee’s name to be used in connection with, any business or enterprise engaged directly or indirectly in any business or enterprise engaged in a geographic area within 50 miles of any location from which the Corporation or any of its subsidiaries is operating on the Termination Date (the “Geographic Area”), in any business that is competitive to a business from which the Corporation and any of its subsidiaries, taken as a whole from all geographic area, derived at least ten percent of its respective annual gross revenues for the twelve (12) months preceding the Termination Date.

(b) In consideration for the Restricted Stock Grant made to Grantee under the terms of this Agreement, Grantee agrees that during a twelve (12) month period beginning on the date that Grantee’s employment with Employer ceases for any reason, Grantee shall not

(i). directly or indirectly solicit, entice, broker or induce an agreement with any person or entity that had a contractual agreement with Employer during the term of Grantee’s employment to enter into an agreement or arrangement with Grantee or any third party that would preclude the person or entity, either contractually or practically, from working with Employer; or

(ii). directly or indirectly solicit, recruit or hire any employee (full-time or part-time) of Employer to work for a third party other than Employer.

(c) Grantee acknowledges, agrees and represents that the type and periods of restrictions imposed in this Agreement are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of Employer, rather than to prevent Grantee from earning a livelihood. Grantee recognizes that Employer competes or may compete in the Restricted Territory and that Grantee’s access to confidential information makes it necessary for Employer to restrict Grantee’s post-employment activities in the Restricted Territory. Grantee further represent that: (i) Grantee is familiar with the covenants not to compete and not to solicit set forth in this Agreement, (ii) Grantee is fully aware of his or her obligations hereunder, including, without limitation, the length of time, scope and geographic coverage of these covenants, (iii) Grantee find the length of time, scope and geographic coverage of these covenants to be reasonable, and (iv) Grantee is receiving valuable and sufficient consideration for Grantee’s covenants not to compete and not to solicit.

GRANTEE	AQUA AMERICA, INC.
By: /s/ Nicholas DeBenedictis	By: /s/ Roy H. Stahl—

Grantee

Exhibit A
Performance Goals

The Performance Goals for the Granted Shares are that there be a year over year increase in the Corporation’s Operating Income for any one of the calendar years in the Performance Period, as follows:

•	The Corporation’s Operating Income for the 2010 calendar year is greater than the Corporation’s Operating Income for the 2009 calendar year;

•	The Corporation’s Operating Income for the 2011 calendar year is greater than the Corporation’s Operating Income for the 2010 calendar year; or

•	The Corporation’s Operating Income for the 2012 calendar year is greater than the Corporation’s Operating Income for the 2011 calendar year.

In each case, Operating Income shall be determined as the Operating Income of the Corporation and its subsidiaries as shown in the Corporation’s audited financial statements based on generally accepted accounting principles. The Committee shall specify in writing as of the Date of Grant any objectively determinable adjustments that shall be made to the calculation of Operating Income.